Exhibit 99.1

For further information, please contact:
John LaBoskey, Senior Vice President/CFO
BEI Technologies, Inc. 415/956-4477

BEI TECHNOLOGIES, INC. REPORTS
FOURTH QUARTER EARNINGS
and RECORD 2004 REVENUES

SAN FRANCISCO, CA, November 10, 2004 – BEI Technologies, Inc. (Nasdaq: BEIQ), an established manufacturer of electronic sensors and motion control products announces fourth quarter 2004 earnings and record 2004 revenues.

Fiscal 2004 Fourth Quarter compared with Fiscal 2003 Fourth Quarter:
•	Revenues increased 28.0% to $70.1 million with automotive revenue of $43.6 million, an increase of 37.9%
•	Net income increased 22.8% to $2.764 million from $2.250 million
•	EPS increased 18.8% to $0.19 including the $0.07 charge noted below, from $0.16

Total Fiscal 2004 Results compared with Fiscal 2003 Results:
•	Total revenue increased 31.6% to $281.3 million
•	Net income increased 109% to $11.643 million from $5.565 million
•	EPS increased 105% to $0.80 from $0.39

Quarterly Results

Charles Crocker, Chairman and Chief Executive Officer stated, “Net sales for the fourth quarter increased by $15.4 million compared with the prior year fourth quarter due primarily to a $12.1 million increase in automotive sensor sales, largely GyroChip® sensor shipments. Sales of industrial sensors, actuators and motors increased in the quarter to $21.2 million from $18.2 million in the prior year fourth quarter, as a result of the improving manufacturing sector environment and higher quartz product sales to commercial aviation customers. Government aerospace and defense sales increased to $5.3 million compared with $5.0 million in the prior year fourth quarter. Gross margin decreased to 22.3% in the fiscal 2004 fourth quarter from 24.0% in the prior year fourth quarter primarily due to the settlement charge noted below offset by reduced cost of sales associated with royalty payments on quartz products.”

On November 9th, after year-end, management met with a customer to review a claim that certain BEI industrial products did not perform properly in a specific hostile environment. After review, management determined to negotiate a settlement agreement with this customer, subject to confidentiality provisions, and the Company has taken a charge of $1.6 million, or $0.07 per share, in accordance with GAAP. The agreement is subject to final approval of documentation by both parties. BEI management believes the settlement is consistent with our corporate commitment to the quality and reputation of our products.

SG&A spending increased in the fourth quarter to $7.7 million compared with the prior year fourth quarter of $5.7 million. A legal fee recovery of $3.5 million associated with our patent infringement litigation settlement partially offset spending in the prior year fourth quarter. Research and development expense in the fourth quarter remained constant at $4.2 million.

Crocker continued, “We shipped a record 1.1 million automotive GyroChip sensors for the quarter, utilizing surge capacity and all available shifts. While we met our customer’s demand, our operating efficiency suffered. Our Systron Donner Automotive Division faced higher overtime, freight and training costs and increased yield loss associated with the significant launch and ramp-up of roll stability control (RSC) units to various platforms.”

Cash flow for the 2004 fourth quarter was a negative $3.3 million, primarily due to increased working capital requirements. The Company’s cash balance at fiscal year end was $8.2 million, with no outstanding balance on the Company’s $25.0 million line of credit. Purchase of property, plant and equipment for the quarter was $3.98 million mostly to increase GyroChip production capacity at Systron Donner Automotive.

Full Year Results

Revenue increased during fiscal year 2004 by $67.6 million primarily due to a 43.9% increase in automotive revenue to $171.5 million compared with $119.1 million in fiscal 2003. Automotive revenue increased primarily due to increased GyroChip sensor shipments to our largest customer. Industrial revenue increased by 18% to $85.8 million from the prior year level of $72.7 million due largely to stronger demand for potentiometers used in heavy equipment, industrial encoders and quartz products for commercial aviation. Government aerospace and defense sales increased 10% to $24.0 million from $21.8 million due to higher sales to space and military encoder programs.

Crocker concluded, “2004 was a record year for revenue. Many new automotive platforms were launched with GyroChip products in both the U. S. and Europe. Our largest customer announced further platforms transitioning to our newest technology in roll-stability. We are working hard to get the ramp-up issues behind us. We are pleased that there is increased favorable regulatory review of stability control for rollover prevention in the U.S and compelling evidence of accident prevention through stability control. The new manufacturing facility in Mexico experienced significant growth. Product lines from both Kimco and Duncan are now manufactured and shipped directly from Mexico for further cost effectiveness. After year end, we completed the acquisition of UK-based Newall Measurement Systems to broaden our portfolio of products to include digital readouts (DROs) and digital linear encoders. Most importantly, during the year we completed our long-term strategic agreement with our largest customer which we believe will reduce our revenue and cash flow variability, reduce our market and manufacturing risk and reduce our infrastructure and working capital requirements.”

Guidance for 2005

We anticipate that the increasing market acceptance of electronic stability control in North America will drive automotive GyroChip unit shipments to in excess of 5.0 million units in fiscal 2005. There should be an increasing mix of RSC units and sensor modules.

BEI Technologies, Inc. (the “Company” or “Technologies”) is an established manufacturer of electronic sensors, motors, actuators, rotary optical encoders, linear encoders with associated digital readouts (DROs), and motion control products used for factory and office automation, medical equipment, military, aviation and space systems. In addition, sales to manufacturers of transportation equipment, including automobiles, trucks and off-road equipment, have become a significant addition to the Company’s business in recent years. The Company’s micromachined quartz rate sensors are being used in advanced vehicle stability control systems and a significant increase in the production of those sensors had been in progress from the middle of 1998 to FY 2004 except for a decrease in production in fiscal 2002 due to increased competition. The Company is currently transitioning to its next generation of automotive inertial quartz based sensor products, remotely mounted multi-sensor clusters with CAN Bus and a multi rate sensor package suitable for incorporation into electronic systems modules. The Company also manufactures electronic steering wheel position sensors, seat-memory modules, throttle position sensors, inertial navigation systems, and other devices used in transportation systems.

Except for historical information, this news release may be deemed to contain forward-looking statements that involve risks and uncertainties, including statements with respect to future timely development, acceptance and pricing of new products; potential impact of competitive products and their price; the ability to manufacture products in sufficient volume on an efficient and timely basis; general economic conditions as they affect the Company’s customers and strategic partners, as well as other risks detailed from time to time in the Company’s reports to the Securities and Exchange Commission, including the Company’s Form 10-K for fiscal 2003.

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	October 2,
	2004	September 27,
	(Unaudited)	2003 *

ASSETS
Cash and cash equivalents	$8,218	$9,211
Investments	4,299	5,185
Trade receivables, net	45,482	37,271
Inventories, net	29,897	24,190
Other current assets	19,537	12,915

Total current assets	107,433	88,772

Property, plant and equipment, net	40,970	37,123
Acquired technology	297	542
Goodwill	1,612	1,612
Other assets, net	3,686	5,404
	$153,998	$133,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$33,698	$15,680
Accrued expenses and other liabilities	25,450	27,503
Income tax payable	—	689
Current portion of long-term debt	7,263	7,117

Total current liabilities	66,411	50,989

Long-term debt, less current portion	10,639	17,494
Other liabilities	4,053	6,329
Stockholders’ equity	72,895	58,641
	$153,998	$133,453

*	Based on audited information included on Form 10-K for fiscal year ended September 27, 2003

4

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands except per share amounts)

	Quarter Ended		Twelve Months Ended
	October 2,	September 27,	October 2,
	2004	2003	2004	September 27,
	(Unaudited)	(Unaudited)	(Unaudited)	2003*
Net sales	$70,137	$54,768	$281,300	$213,674
Cost of sales	54,501	41,601	214,848	161,215

	15,636	13,167	66,452	52,459

Selling, general and administrative expenses	7,717	5,697	33,667	31,383
Research, development and related expenses	4,240	4,216	14,607	16,510

Income from operations	3,679	3,254	18,178	4,566

Interest expense	310	383	1,326	1,855
Other income	374	466	983	5,862

Income before income taxes	3,743	3,337	17,835	8,573
Provision for income taxes	979	1,087	6,192	3,008

Net income	$2,764	$2,250	$11,643	$5,565

BASIC EARNINGS PER COMMON SHARE

Net income per common share	$0.19	$0.16	$0.81	$0.39

Weighted average shares outstanding	14,458	14,170	14,295	14,119

DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

Net income per common and common equivalent share	$0.19	$0.16	$0.80	$0.39

Weighted average shares outstanding	14,777	14,368	14,638	14,291

*	Based on audited information included on Form 10-K for fiscal year ended September 27, 2003

BEI TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Quarter Ended		Twelve Months Ended
	October 2,	September 27,	October 2,
	2004	2003	2004	September 27,
	(Unaudited)	(Unaudited)	(Unaudited)	2003*
Net Income	$2,764	$2,250	$11,643	$5,565
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	2,251	3,045	10,102	10,833

Other	(4,591)	3,465	(5,091)	6,096

Net cash provided by operating activities	424	8,760	16,654	22,494

Net cash used in investing activities	(3,620)	(1,144)	(10,110)	(9,274)
Net cash provided by (used in) financing activities	(109)	(2,360)	(7,537)	(8,427)

Net increase (decrease) in cash and cash equivalents	(3,305)	5,256	(993)	4,793
Cash and cash equivalents at beginning of period	11,523	3,955	9,211	4,418

Cash and cash equivalents at end of period	$8,218	$9,211	$8,218	$9,211

*	Based on audited information included on Form 10-K for fiscal year ended September 27, 2003

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